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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                 AGENCY.COM LTD.

                  (Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware)

         AGENCY.COM Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is AGENCY.COM Ltd. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of the State on June 1, 1998.

         B. This Amended and Restated Certificate of Incorporation restates, integrates and amends the provisions of the Certificate of Incorporation of this corporation.

         C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

                                    ARTICLE I
                                      NAME

         The name of this Corporation is AGENCY.COM Ltd.

                                   ARTICLE II
                                REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, in the City of Wilmington, State of Delaware 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE III
                                     POWERS

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The Corporation is to have a perpetual existence.
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                                   ARTICLE IV
                                  CAPITAL STOCK

                    CLASS OF STOCK. The total number of shares of capital stock which the corporation is authorized to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, par value of $.001 per share (the "Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, par value of $.001 per share (the "Preferred Stock").

         A. COMMON STOCK.

                  1. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any then outstanding Preferred Stock.

                  2. VOTING RIGHTS. Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.

                  3. DIVIDENDS. Subject to provisions of law and this Article IV, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion and subject to any preferential dividend rights of any then outstanding Preferred Stock.

                  4. LIQUIDATION. Subject to provisions of law and this Article IV, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any then outstanding Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

                  5. REDEMPTION. The Common Stock is not redeemable.

         B. PREFERRED STOCK

                    Subject to the limitations set forth herein, the Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock of one or more series, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are now stated and expressed in this Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:


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                           (i) the number of shares constituting such series and
the distinctive designation of such series;

                           (ii) the dividend rate of such series, the conditions
and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

                           (iii) whether the shares of such series shall be
subject to redemption by the corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

                           (iv) the terms and amount of any sinking fund
provided for the purchase or redemption of the shares of such series;

                           (v) whether the shares of such series shall be
convertible into or exchangeable for shares of any other class or classes of capital stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

                           (vi) whether such series shall have voting rights, in
addition to the voting rights provided by law, and if so, the terms of such voting rights;

                           (vii) the restrictions, if any, on the issue or
reissue of any additional Preferred Stock; and


                           (viii) the rights of the shares of such series in the
event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series.

         C. RIGHT OF FIRST REFUSAL

                  1. GRANT. The Corporation is hereby granted the right of first refusal (the "First Refusal Right"), exercisable in connection with any proposed transfer of the capital stock of the Corporation (the "Purchased Shares"). For purposes of this Article IV, the term "transfer" shall include any sale, assignment, pledge, encumbrance or other disposition of the Purchased Shares intended to be made by Owner, but shall not include any Permitted Transfer.

                  2. NOTICE OF INTENDED DISPOSITION. In the event any Owner of Purchased Shares desires to accept a bona fide third-party offer for the transfer of any or all of such shares (the Purchased Shares subject to such offer to be hereinafter referred to as the "Target Shares"), Owner shall promptly (i) deliver to the Corporation written notice (the "Disposition Notice") of the terms of the offer, including the purchase price and the identity of the third-party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror would not be in contravention of the Securities Act of 1933.


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                  3. EXERCISE OF THE FIRST REFUSAL RIGHT. The Corporation shall, for a period of twenty-five (25) days following receipt of the Disposition Notice, have the right to repurchase any or all of the Target Shares subject to the Disposition Notice upon the same terms as those specified therein or upon such other terms (not materially different from those specified in the Disposition Notice) to which Owner consents. Such right shall be exercisable by delivery of written notice (the "Exercise Notice") to Owner prior to the expiration of the twenty-five (25)-day exercise period. If such right is exercised with respect to all the Target Shares, then the Corporation shall effect the repurchase of such shares, including payment of the purchase price, not more than five (5) business days after delivery of the Exercise Notice; and at such time the certificates representing the Target Shares shall be delivered to the Corporation.

                  Should the purchase price specified in the Disposition Notice be payable in property other than cash or evidences of indebtedness, the Corporation shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property. If Owner and the Corporation cannot agree on such cash value within ten (10) days after the Corporation's receipt of the Disposition Notice, the valuation shall be made by an appraiser of recognized standing selected by Owner and the Corporation or, if they cannot agree on an appraiser within twenty (20) days after the Corporation's receipt of the Disposition Notice, each shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by Owner and the Corporation. The closing shall then be held on the LATER of (i) the fifth (5th) business day following delivery of the Exercise Notice or (ii) the fifth (5th) business day after such valuation shall have been made.

                  4. NON-EXERCISE OF THE FIRST REFUSAL RIGHT. In the event the Exercise Notice is not given to Owner prior to the expiration of the twenty-five
(25)-day exercise period, Owner shall have a period of thirty (30) days thereafter in which to sell or otherwise dispose of the Target Shares to the third-party offeror identified in the Disposition Notice upon terms (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice; PROVIDED, however, that any such sale or disposition must not be effected in contravention of the provisions of the Securities Act of 1933. The third-party offeror shall acquire the Target Shares free and clear of the First Refusal Right, but the acquired shares shall remain subject to the provisions of Securities Act of 1933. In the event Owner does not effect such sale or disposition of the Target Shares within the specified thirty
(30)-day period, the First Refusal Right shall continue to be applicable to any subsequent disposition of the Target Shares by Owner until such right lapses.

                  5. PARTIAL EXERCISE OF THE FIRST REFUSAL RIGHT. In the event the Corporation makes a timely exercise of the First Refusal Right with respect to a portion, but not all, of the Target Shares specified in the Disposition Notice, Owner shall have the option, exercisable by written notice to the Corporation delivered within five (5) business days after Owner's receipt of the Exercise Notice, to effect the sale of the Target Shares pursuant to either of the following alternatives:

                  (a) sale or other disposition of all the Target Shares to the third-party offeror identified in the Disposition Notice, but in full compliance with the requirements of Article IV, Paragraph C.4, as if the Corporation did not exercise the First Refusal Right; or


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                  (b) sale to the Corporation of the portion of the Target
         Shares which the Corporation has elected to purchase, such sale to be effected in substantial conformity with the provisions of Article IV, Paragraph D.3. The First Refusal Right shall continue to be applicable to any subsequent disposition of the remaining Target Shares until such right lapses.

         Owner's failure to deliver timely notification to the Corporation shall be deemed to be an election by Owner to sell the Target Shares pursuant to alternative (i) above.

                  6. RECAPITALIZATION/REORGANIZATION.

                  (a) Any new, substituted or additional securities or other property which is by reason of any Recapitalization distributed with respect to the Purchased Shares shall be immediately subject to the First Refusal Right, but only to the extent the Purchased Shares are at the time covered by such right.

                  (b) In the event of a Reorganization, the First Refusal Right shall remain in full force and effect and shall apply to the new capital stock or other property received in exchange for the Purchased Shares in consummation of the Reorganization, but only to the extent the Purchased Shares are at the time covered by such right.

                  (c) Recapitalization shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Corporation's outstanding Common Stock as a class without the Corporation's receipt of consideration.

                  (d) Reorganization shall mean any of the following transactions:

                           (i) a merger or consolidation in which the
                  Corporation is not the surviving entity,

                           (ii) a sale, transfer or other disposition of all or
                  substantially all of the Corporation's assets,

                           (iii) a reverse merger in which the Corporation is
                  the surviving entity but in which the Corporation's outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger, or any transaction effected primarily to change the state in which the Corporation is incorporated or to create a holding company structure.

         7. LAPSE. The First Refusal Right shall lapse upon the EARLIEST to occur of (i) the first date on which shares of the Common Stock are held of record by more than five hundred (500) persons, (ii) a determination made by the Board that a public market exists for the outstanding shares of Common Stock or
(iii) a firm commitment underwritten public offering, pursuant to an


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effective registration statement under the 1933 Act, covering the offer and sale of the Common Stock in the aggregate amount of at least ten million dollars ($10,000,000).

                                   ARTICLE V
               NO WRITTEN BALLOTS; LOCATION OF BOOKS AND RECORDS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

         A. Elections of directors need not be written by ballot unless the by-laws of the Corporation shall so provide.

         B. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

                                   ARTICLE VI
                       LIMITATION OF DIRECTORS' LIABILITY

         Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. If the General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                  ARTICLE VII
                                    AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on a stockholder herein are granted subject to this reservation.

                                  ARTICLE VIII
                           SECTION 203 NOT APPLICABLE

         The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of Delaware.


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                                   ARTICLE IX
                              STOCKHOLDER MEETINGS

         Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide.

                                   ARTICLE X
                            COMPROMISE OR ARRANGEMENT

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE XI
                                 INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

         Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnitee to repay such payment if it is ultimately determined that


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such person is not entitled to indemnification under this Article XI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

         The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

         The indemnification rights provided in this Article XI (i) shall not be deemed exclusive of any other rights to which Indemnitees may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article XI.


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         IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by the Chairman, Chief Executive Officer and President and the Secretary of the Corporation this day of August, 1999.

                                      /s/ Chan Suh
                                      -------------------------------------
                                      Chan Suh, Chairman, Chief Executive
                                      Officer and President

                                      /s/ Janet Ambrosi Wertman
                                      -------------------------------------
                                      Janet Ambrosi Wertman, Secretary


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